Exhibit 99.1

Contact:
Lawrence D. Damron
Senior Vice President & Chief Financial Officer
(847) 229-2222

Aksys® Reports Third Quarter 2004 Results

Consumer and Patient Awareness Continue To Be Key Priority

Lincolnshire, IL – November 3, 2004 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the third quarter ended September 30, 2004.

Third Quarter Highlights

•                  Revenues for the third quarter 2004 were $581,000.

•                  The Company’s net loss for the third quarter 2004 was $6.4 million or $0.21 per share.

•                  Aksys exceeded a milestone of 100 patients on the PHD® with 106 patients being treated on PHD systems at quarter-end which includes a net gain of 24 patients during the third quarter.

•                  Aksys has 41 agreements, which includes four signed in the third quarter.

Financial Results

For the third fiscal quarter of 2004, Aksys reported revenues of $581,000 compared to revenues of $411,000 for the third quarter of 2003.  The Company reported a net loss for the third quarter of 2004 of $6.4 million, or $0.21 per share, compared to a net loss of $5.7 million, or $0.19 per share, for the third quarter of 2003.  For the nine months ended September 30, 2004, Aksys reported revenues of $1,762,000, an increase of $947,000 over the $815,000 for the nine months ended September 30, 2003. The Company reported a net loss for the nine-month period of $19.8 million, or $0.66 per share, compared with a net loss of $15.6 million, or $0.56 per share, for the nine months ended September 30, 2003.

For the third quarter of 2004, cost of sales was $2.4 million, an increase of $0.5 million over the third quarter of 2003.  The increase in the cost of sales was due to the service and supply costs associated with a greater number of machines in use.  For the nine months ended September 30, 2004, cost of sales was $7.3 million, compared to $4.8 million for the same period last year.  The increase is due to a greater number of machines in use and additional clinical and technical personnel required to support patients.

Operating expenses for the third quarter were $4.3 million, a $63,000 increase over the third quarter of 2003. R&D expenses increased $352,000 due to costs associated with improving PHD performance and new product development. Administration expenses decreased $400,000 compared to the third quarter of 2003 due primarily to lower legal fees. For the nine months ended September 30, 2004, operating expenses were $13.8 million, an increase of $2.0 million compared to the nine month period ended September 30, 2003. The increase in operating expenses is primarily related to an increase in selling expenses and increased R&D expenditures as we continue to invest in machine enhancements.

“We ended the quarter with $43.8 million of cash and marketable securities, and short term debt of $3.4 million,” said Larry Damron, Senior Vice President and Chief Financial Officer of Aksys, Ltd. “We have ample cash on hand to fund our operations without additional capital through all of fiscal 2005, if needed. Further, we continued to make significant progress during the quarter on the machine’s internal cost reduction program. We expect to realize the benefits of the lower cost machine in late 2005.”

Consumer and Patient Awareness Update

Aksys generated media coverage on the PHD program in more than 30 daily newspapers and via a comprehensive health news segment on CNN’s “American Morning” program, which aired on 96 local network TV stations across 55 markets.

Aksys’ Patient Awareness team completed 50 recruitment events at 35 customer sites during the third quarter where they met with 600 hemodialysis patients and their helpers to educate them on the benefits of daily home hemodialysis on the PHD System. As a result, they generated initial interest from 300 patients who received additional information and materials from Aksys. From those initial queries, 50 potential PHD users have been identified to date. Twenty-five of them are in pre-qualification steps with their nephrologists and dialysis clinics. The Company is projecting finishing the year with between 125 and 135 patients dialyzing on the PHD System.

Bill Dow, President and CEO of Aksys, Ltd. commented, “The first nine months of 2004 were dedicated to building the programs focused on PHD performance and increased patient awareness. These programs will help accelerate the PHD’s broader acceptance in the months ahead. We are encouraged by these initial achievements and remain excited about the large number of patients that will have the opportunity to improve their lives using the PHD System.” Mr. Dow ended, “We are confident that momentum will continue to build as we actively communicate the life-enhancing benefits of the PHD System and more patients switch to daily home hemodialysis.”

Conference Call

Aksys, Ltd. (NASDAQ: AKSY) plans to discuss these preliminary results and further details of its third quarter during a conference call on Wednesday, November 3, 2004, at 11:00 a.m. Eastern Standard Time. The call can be accessed via the Internet through http://www.aksys.com. A replay will be available from 3:00 p.m. Eastern, Wednesday, November 3, through 6:00 p.m. Eastern, December 3 by dialing 703-925-2533 code 581816 or by logging onto the Internet at http://www.aksys.com or http://www.streetevents.com.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System; (iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the PHD System; (viii) changes in Quality System Requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

-financial table to follow-

AKSYS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue:
Product	$325,000	$325,000	$1,097,000	$651,000
Service and supplies	256,000	86,000	665,000	164,000
Total revenue	581,000	411,000	1,762,000	815,000

Cost of sales:
Product	976,000	954,000	3,206,000	2,639,000
Service and supplies	1,405,000	944,000	4,124,000	2,202,000
Total cost of sales	2,381,000	1,898,000	7,330,000	4,841,000

Operating expenses:
Research and development	1,711,000	1,359,000	4,926,000	3,914,000
Sales and marketing	1,065,000	953,000	3,507,000	3,029,000
General and administrative	1,561,000	1,961,000	5,337,000	4,822,000
Total operating expenses	4,337,000	4,273,000	13,770,000	11,765,000
Operating loss	(6,137,000)	(5,760,000)	(19,338,000)	(15,791,000)

Other income and expense:
Interest income	177,000	97,000	413,000	197,000
Interest expense	(345,000)	—	(772,000)	—
Total other income and expense	(168,000)	97,000	(359,000)	197,000
Income tax expense	(106,000)	—	(106,000)	—
Net loss	$(6,411,000)	$(5,663,000)	$(19,803,000)	$(15,594,000)
Net loss per share, basic and diluted	$(0.21)	$(0.19)	$(0.66)	$(0.56)
Weighted average shares outstanding	29,824,013	29,754,206	29,814,637	27,687,117

SELECTED BALANCE SHEET DATA

		September 30, 2004	December 31, 2003
		(unaudited)
Cash and short-term investments		$33,108,000	$20,175,000
Working capital		37,187,071	20,392,000
Long-term investments		11,305,735	600,000
Total assets		59,265,000	29,638,000
Total liabilities		20,678,000	6,510,000
Stockholders’ equity		38,586,000	23,128,062